Exhibit 99.1

For More Information, Contact:

Neil Lansing, Chief Financial Officer	Felicia Vonella
Auxilium Pharmaceuticals, Inc.	Lazar Partners, Ltd.
(610) 239-8850	(212) 843-0210
nlansing@auxilium.com	fvonella@lazarpartners.com

Auxilium Pharmaceuticals, Inc. Announces First Quarter 2005

Financial Results

Testim® Net Revenues for the First Quarter Up 56% From Same Period Prior Year

NORRISTOWN, PA (May 5, 2005) – Auxilium Pharmaceuticals, Inc. (NASDAQ: AUXL), a specialty pharmaceutical company that develops and markets products for urologic and sexual health, today reported financial results for the quarter ended March 31, 2005. For the first quarter of 2005, Testim® net revenues totaled $8.8 million, compared to $5.6 million for the year-ago quarter, an increase of 56%. Included in total net revenues was $0.3 million for product sales to Auxilium’s partner Ipsen Farmaceutica B.V., for Testim’s launch in the United Kingdom and Germany.

“Since the beginning of the year, Auxilium has achieved some important milestones that have laid the foundation for our future,” stated Ms. Gerri Henwood, Chief Executive Officer. “Testim reached record quarterly net revenues during the first quarter, and in April 2005, we signed a co-promotion agreement with Oscient Pharmaceuticals for the promotion of Testim in the U.S. to a larger group of primary care physicians in the United States. We are pleased that Rolf Classon has been appointed as Chairman of the Board and look forward to having the benefit of his experience and guidance over the long term.”

First Quarter 2005 Highlights:

•	Testim quarterly net revenues reached a record $8.8 million and increased 56% over levels recorded at this time in 2004 and 16% over levels in the preceding quarter. Testim’s market share continued to increase and in March 2005 was 12% of total new prescriptions for all testosterone gels.

•	Testim was introduced in Europe with initial product sales to Ipsen for sale in the United Kingdom and Germany.

•	Our Phase II proof-of-principle study for our androgen replacement transmucosal film product candidate continued.

•	We commenced patient dosing in January 2005 for the first Phase I study for our overactive bladder transmucosal film product candidate.

•	We signed an additional licensing agreement with PharmaForm under which we received exclusive, worldwide, royalty-bearing rights to develop, manufacture and market eight analgesic compounds using a proprietary, transmucosal film technology for the management of acute and chronic pain.

•	Auxilium’s management team was strengthened by the addition of Jennifer Evans Stacey, Esq. as Executive Vice President, Secretary and General Counsel; the appointment of Ritchie Deffenbaugh, Vice President, Marketing; and the promotion of Jyrki Mattila, M.D., Ph.D., to Executive Vice President, Business Development, R&D and Technical Operations.

Subsequent Event:

In April 2005, Auxilium announced that it had signed a co-promotion agreement with Oscient Pharmaceuticals Corp. (NASDAQ:OSCI) to promote Auxilium’s product, Testim 1% testosterone gel, for the treatment of hypogonadism in the U.S., to a significantly larger group of primary care physicians beyond those already called upon by Auxilium. As previously disclosed, under the terms of the agreement, Oscient will promote Testim to primary care physicians using its 250-person sales force, currently promoting FACTIVE® (gemifloxacin mesylate) tablets, while Auxilium will continue to promote Testim using its specialty sales force that calls on urologists, endocrinologists and select primary care physicians.

First Quarter Financial Detail

Testim net revenue growth in the first quarter was driven by several factors: growth in market share and new prescriptions, which we believe resulted from favorable formulary positions with managed care providers and the effectiveness of our sales and marketing organization during the quarter; price increases; and first product sales to our partner, Ispen, for their launch of Testim in the United Kingdom and Germany. Auxilium holds exclusive marketing and distribution rights for Testim in the United States, Mexico, and Japan. Testim is out-licensed to Bayer in Canada and Ipsen for the rest of the world.

For the quarter ended March 31, 2005, Auxilium reported a net loss of $(11.6) million compared to a net loss of $(6.4) million incurred in the first quarter of 2004. Auxilium reported on a GAAP basis basic and diluted net loss per share attributable to common stockholders for the first quarter of 2005 of $(0.56) and $(7.08) for the comparable period in the prior year. The pro forma basic and diluted net losses per share for the quarter ended March 31, 2004 was $(0.43). This pro forma amount assumes the conversion of Auxilium’s outstanding shares of redeemable convertible preferred stock into common stock immediately prior to January 1, 2004, even though the actual conversion did not take place until the Company’s initial public offering on July 28, 2004.

Auxilium’s gross margin on net revenues was 67.9 % for the first quarter of 2005 and 68.2 % for the first quarter of 2004. Gross margin for U.S. product revenue was 70.0%

for the quarter ended March 31, 2005. Gross margin reflects the cost of product sold as well as royalty payments made to licensors on the sales of Testim. Cost of goods sold for the first quarter of 2004 excluded inventory charges, primarily related to a key raw material written-off as a research and development expense in 2002, totaling $0.1 million. Gross margin would have been 66.2% for the quarter ended March 31, 2004, if this key raw material had not been written-off in 2002.

Operating expenses, excluding cost of goods sold, totaled $17.7 million for the quarter ended March 31, 2005 compared to $9.8 million in the year-ago quarter. The increase in operating expenses over the first quarter of 2004 is primarily due to $3.5 million in milestone and upfront payments under license agreements, $3.1 million of increased development costs for AA4500 and the transmucosal film product candidates, and $0.9 million of increased general and administrative costs mainly associated with the previously disclosed internal control investigation and executive severance.

At March 31, 2005, Auxilium had $40.1 million in cash, cash equivalents, and short-term investments compared to $46.8 million at December 31, 2004.

First Quarter 2005 Conference Call

Auxilium will hold a conference call to discuss first quarter 2005 results today, May 5, at 10:00 a.m. ET. The conference call will be simultaneously web cast on the Company’s web site, and archived for future review.

You may access the live conference call as follows.

Dial-in (U.S.):	877-407-8031
Dial-in (International):	201-689-8031
Webcast:	http://www.auxilium.com

About Auxilium

Auxilium Pharmaceuticals, Inc., founded in 1999, is a specialty pharmaceutical company that develops and markets products for urologic and sexual health. Auxilium markets Testim® 1%, a topical testosterone gel, for the treatment of hypogonadism through its sales and marketing team of more than 100 people. The company is developing a product in Phase II for treatment of Peyronie’s Disease, which may also prove useful for the treatment of Dupuytren’s Disease, products for androgen replacement, overactive bladder and pain using our licensed transmucosal film delivery system, as well as other products for urologic and sexual health. For additional information, visit www.auxilium.com.

Safe Harbor Statement

In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995, including statements regarding Testim sales and market growth and factors that may drive future sales and market growth, products in development for treatment of Peyronie’s and Dupuytren’s Diseases, products in development for androgen replacement, overactive bladder and pain using a transmucosal film delivery system, the size of the testosterone replacement therapy market, the growth potential of that market and factors that may drive that growth. All statements other than statements of historical facts contained in this press release, including statements regarding the business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “believe”, “may”, “could”, “will”, “estimate”, “continue”, “anticipate”, “intend”, “should”, “plan”, “expect”, and similar expressions, as they relate to the Company, are intended to identify forward-looking statements. Forward-looking statements provide the Company’s current expectations or forecasts of future events. The Company’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries. For a discussion of the risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Factors That May Affect Our Future Results” in the Company’s Form 10-K for the period ended December 31, 2004, which is on file with the Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statement.

-Tables to Follow-

AUXILIUM PHARMACUETICALS, INC.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2005	2004
Net revenues	$8,797	$5,634

Operating expenses:
Cost of goods sold	2,828	1,789
Research and development	9,077	2,370
Selling, general, and administrative	8,664	7,422

	20,569	11,581

Loss from operations	(11,772)	(5,947)
Interest income (expense), net	220	(463)

Net loss	(11,552)	(6,410)
Accretion of redeemable convertible preferred stock	—	(169)

Net loss applicable to common stockholders	$(11,552)	$(6,579)

Basic and diluted net loss per common share	$(0.56)	$(7.08)

Weighted average common shares outstanding	20,565,499	929,906

	March 31, 2005	December 31, 2004
	(In thousands)
	(Unaudited)
Selected Consolidated Balance Sheet Data:
Cash and cash equivalents	$28,025	$32,707
Short term investments	12,100	14,100
Working capital	30,751	42,028
Total assets	52,473	61,040
Other long-term liabilities	9,209	8,823
Total stockholders’ equity	24,849	36,244

AUXILIUM PHARMACUETICALS, INC.

Reconciliation of Basic and Diluted Net Loss Per Common Share to Pro Forma Basic and

Diluted Net Loss Per Common Share

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended March 31, 2004
	As Reported	Pro Forma Adjustments (1)	Pro Forma
Numerator:
Net loss	$(6,410)	$—	$(6,410)
Accretion of redeemable convertible preferred stock	(169)	169	—

Net loss applicable to common stockholders	(6,579)	169	(6,410)

Denominator:
Weighted-average common shares outstanding	935,085	14,058,482	14,993,567
Weighted-average unvested common shares subject to repurchase	(5,179)	—	(5,179)

Shares used in calculating net loss applicable to common stockholders per share	929,906	14,058,482	14,988,388

Basic and diluted net loss per common share	$(7.08)	$6.65	$(0.43)

(1)	Pro forma adjustments assume the conversion of Auxilium’s redeemable convertible preferred stock immediately prior to January 1, 2004 and the removal of the related accretion to its redemption value.